Exhibit 11
Statements Re: Computation Of Per Share Earnings

	Three months ended March 31,
(In millions)	2008	2007

Numerator:
Net income (loss)—basic and diluted	$(42)	$194

Denominator:
Weighted-average common shares outstanding	165,105,311	172,648,988
Effect of stock options and non-vested shares	—	1,625,169
Adjusted weighted-average shares	165,105,311	174,274,157

Earnings (loss) per share:
Basic	$(0.26)	$1.12
Diluted	(0.26)	1.11

Number of anti-dilutive nonvested shares	—	201,575
Number of anti-dilutive option shares	3,812,759	2,559,027
Exercise price of anti-dilutive option shares	$37.59-45.26	$41.62-45.26
Due to the net loss in the first quarter of 2008, the assumed exercise of certain stock options were excluded from the computation of diluted loss per share.
Certain option shares were not included in the computation of diluted earnings per share for the three-month period ended March 31, 2008 and 2007, since inclusion of these option shares would have anti-diluting effects.

Cincinnati Financial Corporation
44	Form 10-Q for the quarterly period ended March 31, 2008